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EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        As Independent Public Accountants we hereby consent to the incorporation by reference of our report dated February 1, 1999, appearing on page 60 of the 1998 Annual Report to Shareholders, which is incorporated in the Form 10-K, into the company's previously filed Registration Statements on Form S-3 (Nos. 333-67067, 33-60406, 33-57167, and 33-39466) and on Form S-8
(Nos. 333-66233, 33-45525, 33-50260, 33-45074, 33-52094, and 333-19671). We
also consent to the incorporation of our report dated February 1, 1999, on the Financial Statement Schedule, appearing on page 24 of the Form 10-K. It should be noted that we have not audited any financial statements of UtiliCorp United, Inc. subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our reports.

/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
March 25, 1999